UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
INTEL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

May 7, 2003

Dear Stockholder,

I ask for your support in voting to defeat Proposal 2 in this year's Intel proxy statement. The United Brotherhood of Carpenters and Joiners of America Pension Fund and others have broadly submitted this proposal to many companies. The proposal requests that Intel's Board of Directors adopt an accounting treatment known as "expensing" for employee stock options. We believe this is a deeply flawed method of accounting that will diminish the accuracy and clarity of our financial reporting and could cause real economic harm to Intel, our stockholders, and our economy.

This is a serious issue that should not be made trivial. Intel's record should be judged on its own merit and not be buried in a blanket referendum on corporate America. I believe that your management has done well for stockholders when measured by our productivity, the quality of our work force, and the strength of our corporate governance. Let's not punish Intel and its stockholders for the sins of other companies.

The full proposal and our response are in the Proxy Statement, and there is additional disclosure in the Annual Report and 10-K. These can be accessed online at www.intel.com/intel/finance/proxy03 and www.intel.com/intel/annua102. Our Investor Relations department is available to answer questions at 408-765-4994.

Your vote is important. I urge you to read Proposal 2 in the proxy statement, and our Board's statement opposing the proposal, and then to vote "AGAINST" the proposal.

Sincerely yours,

Andrew S. Grove
Chairman of the Board